Exhibit j
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 58 to Registration Statement No. 33-19228 on Form N-1A of our reports dated December 14, 2007, relating to the financial statements and financial highlights of Calamos Investment Trust, comprising the Growth Fund, Growth and Income Fund, Value Fund, Blue Chip Fund, Multi-Fund Blend, Global Growth and Income Fund, International Growth Fund, Global Equity Fund, Convertible Fund, Market Neutral Income Fund, High Yield Fund, Total Return Bond Fund, and Government Money Market Fund appearing in the Annual Reports on Form N-CSR for the fiscal year or period ended October 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.
DELOITTE & TOUCHE LLP

Chicago, Illinois
February 29, 2008